EX-10.dd

	     AMENDMENT #1 TO PENSION EQUALIZATION PLAN OF
	     BLACK HILLS CORPORATION DATED APRIL 27, 1993

	     RESOLVED, that paragraph 3	of the Pension
       Equalization Plan of Black Hills	Corporation and	the
       Pension Equalization Plan of Wyodak Resources
       Development Corp. be amended effective April 27,	1993,
       to read as follows:

       Benefits	payable	to Participants	shall consist of 180
       equal monthly payments, each payment in the amount of one-twelfth of the product of (i) the Participant's
       Average Earnings	as defined below as of the earlier of
       the date	the Participant's employment with the Company
       was terminated, the date	of the employee's
       participation in	the Plan was terminated, or the	date
       of the Participant's death ("Calculation	Date");	times
       (ii) (a)	25 percent if the Participant's	salary level
       is $50,000 or more and less than	$100,000 or (b)	30
       percent if the Participant's salary level is $100,000
       or more;	times (iii) the	applicable vesting percentages
       provided	in paragraph 5.	 Beginning January 1, 1991,
       the $50,000 salary level	set forth in (ii) (a) shall be
       adjusted	to be equal to the applicable contribution
       base as determined under	Section	1402(k)	(1) of the
       Internal	Revenue	Code (Social Security Wage Base) for
       1991 and	shall be similarly adjusted each and every
       year thereafter to equal	the Social Security Wage Base
       for that	year.  Additionally, beginning January 1,
       1991, the $100,000 salary level set forth in (ii) (b)
       shall equal two times the Social	Security Wage Base for
       year 1991 and shall be similarly	adjusted every year
       thereafter to equal two times the Social	Security Wage
       Base for	that year.

       "Earnings" shall	mean the compensation paid to a
       Participant by the Company during a calendar year, including any amounts paid to the Participant as
       overtime, bonus,	commission, or incentive compensation,
       any Earnings reduction under a cash or deferred
       arrangement under Section 401(k)	of the Internal
       Revenue Code, and any salary reduction under a flexible
       benefit program under Section 125 of the	Internal
       Revenue Code, but excluding reimbursements and expense allowances, fringe benefits, moving expenses, nonqualified deferred compensation and welfare
       benefits.  "Average Earnings" shall mean	whichever of
       the following results in	the highest average:  (i)  a
       Participant's average Earnings for the five (5)
       consecutive full	calendar years of employment during
       the ten (10) full calendar years	of employment
       immediately preceding the Calculation Date, which results in the highest such average; or (ii) a Participant's average Earnings determined by dividing
       the sum of the following	by five	(5):  (a) the
       Participant's Earnings for the four full	calendar years
       preceding the year containing his Calculation Date; (b) the Participant's Earnings for the year containing his
       Calculation Date	as of the Calculation Date; and	(c) a
       portion of the Participant's Earnings for the fifth
       full calendar year preceding the	year containing	his
       Calculation Date	determined by multiplying his Earnings
       for said	fifth preceding	full calendar year by a	ratio,
       the numerator of	which shall be 365 minus the number of
       days in the year	containing his Calculation Date
       measured	from the first day of said year	to his
       Calculation Date, and the denominator of	which ratio
       shall be	365.

       If the Participant has less than	five (5) full calendar
       years of	employment, the	average	shall be taken over
       his total full calendar years of	employment.